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                                                                   EXHIBIT 10.28


January 23, 2001



Mr. Hugh R. Tamassia
243 Cayman Court
Wilmington, DE  19808

Dear Hugh:

It is with pleasure that I offer you the position of Chief Technology Officer for ESPS. This is a critical position in our plans and is the launching point for much of our expected product growth. We have decided to focus our technology energies and upgrade both the capacity and skills of our product organizations. We need a dynamic, experienced leader to drive our technology initiatives. We believe you are that leader. Your combination of technology leadership, experience, presence, and business leadership skills are exactly what ESPS needs to get on track and reach its potential.

In this position you will be responsible for all our technology initiatives as well as becoming an evangelist for ESPS technology and products. You will also be expected to actively participate in the strategic planning, product planning and business policy activities of ESPS worldwide.

ESPS is positioned for exceptional success as we leverage our world-class customer base, our technology and our other assets. We need to add skilled, exceptional leaders to our management team to help us take advantage of our opportunities. Your addition to our leadership team will greatly enhance our ability to reach our potential.

We hope this offer demonstrates our sincere desire that you join the ESPS team. We look forward to the exceptional contributions that we know you will bring to our team.

Sincerely,

/s/ R. Richard Dool

R. Richard Dool
President and CEO

Attachment
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Employment Offer
Hugh R. Tamassia

Position:                Chief Technology Officer

Annual Salary:           $175,000.00

Incentive Pay:           $60,000 at plan (pro-rated for FY '01)
                         You will participate in the Senior Management Bonus
                         Program. This program is based on both quarterly and annual operating results and will be paid quarterly. It will be pro-rated in FY'01. We will guarantee 40% of your bonus for FY'02 ($24,000 which will be paid monthly ($2,000)).

Stock Options:           You will be awarded 190,000 options under the ESPS
                         Stock Option Program upon your start date. The Options will be priced based on the ESPS share price at the close of your first day of employment. Vesting will be 30% after 12 months and the remaining 70% according to the ESPS Vesting Schedule (remainder quarterly over 3 years). Should a change of control occur, 75% of your options will immediately vest if the change of control occurs during the first 12 months of your employment.
                         Should the change of control occur after 12 months of employment but prior to 18 months, 87 1/2% will vest upon the change. Should the change of control occur after 18 months from your date of hire, 100% of your options will become vested upon the change.

Signing Bonus:           You will receive a $15,000 signing bonus to be paid in
                         three increments:

                                   $5,000 after 30 days
                                   $5,000 after 90 days
                                   $5,000 after 180 days

Severance:               You will participate in the management severance
                         program. You will receive no less than 6 months pay for termination for reasons other than cause. Should a change of control occur, you will receive 12 months pay and one-half your bonus for termination for reasons other than cause, within one year of the change, if terminated by the acquirer. This is a mutual program that requires that you also give 1-month notice if you intend to leave ESPS.
                         If ESPS relocates more than 10 miles north of its current location, you will be eligible for our normal severance of 6 months salary if no other acceptable alternatives can be arranged. In a change-of-control situation, the mileage component in the agreement will be changed to 10 miles "north of our current location."



Expenses:                ESPS will be responsible for all reasonable business
                         related expenses that you may incur in the operation of
                         a "home office." You will receive a corporate AMEX card
                         for other business expenses including travel.
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Responsibilities:        If for some reason, you have not assumed direct
                         operational responsibility for a unit (i.e., R&D) within 180 days of your start date, you will be awarded an additional 25,000 options.

Other Benefits:          You will be eligible for all employee benefit programs.

Car Allowance:           $500 per month net.



Agreed:   /s/ Hugh R. Tamassia                February 1, 2001

          Hugh R. Tamassia                           Date